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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                       COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                        Alan Kessman, President and CEO
                                        (203) 498-4210 ph

      FINANCIAL COMMUNICATIONS CONTACT: Weber Shandwick Worldwide
                                        Sue L. Yeoh (investors)
                                        (646) 658-8375 ph
                                        Lisa Bradlow (media)
                                        (212) 579-7428 ph

     VION PHARMACEUTICALS, INC. ANNOUNCES ISSUANCE OF BROAD TAPET'r' PATENT

NEW HAVEN, CONN., FEBRUARY 26, 2001 -- VION PHARMACEUTICALS, INC. (NASDAQ NM:
VION) today announced that U.S. Patent No. 6,190,657 was issued from the U.S. Patent and Trademark Office. This patent, entitled "Vectors For The Diagnosis and Treatment of Solid Tumors Including Melanoma", adds an important component to Vion's intellectual property estate, as it provides coverage for the use of tumor-selective Salmonella bacteria for treating cancer.

The patent was awarded to Yale faculty members John M. Pawelek, Ph.D., Kenneth
B. Low, Ph.D. and David G. Bermudes, Ph.D. Dr. Bermudes is currently the Director of Biology at Vion. The technology covered by the patent has been exclusively licensed on a worldwide basis to Vion.

This is a key patent in Vion's intellectual property portfolio because it provides broad coverage for platform technology using tumor-selective Salmonella as cancer-fighting agents against solid tumors (TAPET'r'). In addition, the patent specifically covers use of genetically modified Salmonella expressing prodrug converting enzymes, a method that permits selective activation of non-toxic prodrugs to active anticancer agents within the tumor. The patent also contains claims for kits and methods for tumor diagnostics using Salmonella. Another patent (U.S. Patent No. 6,080,849) recently issued jointly to Yale and Vion covers tumor-selective Salmonella with reduced virulence by modification of an msbB gene.

Alan Kessman, president and CEO of Vion, stated, "The issuance of this patent is an important milestone for the company and an important component of the company's intellectual property estate. Together with a previously issued patent for the Salmonella, we have a solid foundation from which we can proceed with the development of the technology. Based on an extensive and growing preclinical database, we believe TAPET is a true platform technology with great promise for the potential treatment of many solid tumors. We are also encouraged by the interim results of the clinical trials observed to date."

About the Company

Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Vion's product portfolio consists of TAPET, a drug delivery platform, and cancer therapeutics (Triapine'r' and Sulfonyl Hydrazine Prodrugs). TAPET uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer fighting drugs preferentially to solid tumors and is currently being evaluated for safety and colonization in several Phase I trials. Triapine, which is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA, is currently being evaluated for its safety in several Phase I clinical trials. VNP40101M is a member of the Sulfonyl Hydrazine Prodrug class, compounds that are designed to be converted to unique potent, alkylating agents and is expected to begin Phase I trials for safety within the next two months. For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.



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Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 1999 Annual Report filed on Form 10-KSB (file no. 0-25634) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.